CITIBANK CONSOLIDATED BALANCE SHEET	Citibank, N.A. and Subsidiaries

	December 31
In millions of dollars, except shares	2009	2008

Assets
Cash and due from banks	$20,246	$22,107
Deposits with banks	154,372	156,774
Federal funds sold and securities purchased under agreements to resell	31,434	41,613
Trading account assets (including $914 and $12,092 pledged to creditors at December 31, 2009 and December 31, 2008, respectively)	156,380	197,052
Investments (including $3,849 and $3,028 pledged to creditors at December 31, 2009 and December 31, 2008, respectively)	233,086	165,914
Loans, net of unearned income	477,974	555,198
Allowance for loan losses	(22,685)	(18,273)
Total loans, net	$455,289	$536,925
Goodwill	10,200	10,148
Intangible assets	8,243	7,689
Premises and equipment, net	4,832	5,331
Interest and fees receivable	6,840	7,171
Other assets	80,439	76,316
Total assets	$1,161,361	$1,227,040
Liabilities
Non-interest-bearing deposits in U.S. offices	$76,729	$55,223
Interest-bearing deposits in U.S. offices	176,149	185,322
Non-interest-bearing deposits in offices outside the U.S.	39,414	33,769
Interest-bearing deposits in offices outside the U.S.	479,350	480,984
Total deposits	$771,642	$755,298
Trading account liabilities	52,010	108,921
Purchased funds and other borrowings	89,503	116,333
Accrued taxes and other expenses	9,046	8,192
Long-term debt and subordinated notes	82,086	113,381
Other liabilities	39,181	42,475
Total liabilities	$1,043,468	$1,144,600
Citibank stockholder’s equity
Capital stock ($20 par value) outstanding shares: 37,534,553 in each period	$751	$751
Surplus	107,923	74,767
Retained earnings	19,457	21,735
Accumulated other comprehensive income (loss) (1)	(11,532)	(15,895)
Total Citibank stockholder’s equity	$116,599	$81,358
Noncontrolling interest	1,294	1,082
Total equity	$117,893	$82,440
Total liabilities and equity	$1,161,361	$1,227,040

(1)

Amounts at December 31, 2009 and December 31, 2008 include the after-tax amounts for net unrealized gains (losses) on investment securities of $(4.735) billion and $(8.008) billion, respectively, for foreign currency translation of $(3.255) billion and $(3.964) billion, respectively, for cash flow hedges of $(2.367) billion and $(3.247) billion, respectively, and for pension liability adjustments of $(1.175) billion and $(676) million, respectively.

See Notes to the Consolidated Financial Statements.